Form N-SAR, Sub-Item 77D
Policies with respect to security investments


Nuveen NWQ Global Equity Income Fund,
a series of Nuveen Investment Trust
811-07619

In November 2013, the above-referenced Funds
Board approved many changes including but not limited to Fund Name, Benchmark and Investment
Policies in order to reposition the Nuveen NWQ
Equity Income Fund into the Nuveen NWQ Global
Equity Income Fund (new name). All of the changes were effective with the filing of the new prospectus and SAI on April 22, 2014.

A copy of the prospectus is contained in the Form
497 filing on April 22, 2014, accession number
0001193125-14-152110 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.